                                          Independent Auditors' Consent
                                          ------------------------------

The Board of Trustees
Limited Term New York Municipal Fund:

We consent to the use in this Registration Statement of Limited Term New York Municipal Fund (the sole portfolio constituting Rochester Portfolio Series) of our report dated January 18, 2002, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
April 29, 2002